FOR FURTHER INFORMATION:

Exhibit 99.17

Peter B. Bedford

Hanh Kihara

Chairman of the Board and

Chief Financial Officer

Chief Executive Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

BEDFORD PROPERTY INVESTORS

ANNOUNCES THIRD QUARTER 2003 RESULTS

LAFAYETTE, CA – October 20, 2003, Bedford Property Investors, Inc. (NYSE:BED) today announced its financial results for the third quarter ended September 30, 2003.  Funds from operations (FFO) per share was $0.78, an increase of 3% when compared with the same period in 2002.  Diluted earnings per share was $0.41, a decrease of $0.19 or 32% when compared with the same period in 2002.

Financial Results

FFO for the third quarter of 2003 of $12,694,000 was essentially flat when compared to $12,662,000 for the same period in 2002.  FFO for the first nine months of 2003 was $37,572,000 or $2.29 per share compared to $37,569,000 or $2.26 per share for the same period in 2002.  This represents an increase of 1% in FFO per share.  FFO is a non-GAAP financial measurement used by real estate investment trusts to measure and compare operating performance.  FFO generally is defined by the National Association of Real Estate Investment Trusts as net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America), excluding extraordinary items such as gains (losses) from debt restructurings and sales of property, plus depreciation and amortization of assets related to real estate activities, and after adjustments for unconsolidated partnerships and joint ventures.  A reconciliation of FFO to net income, which is the most directly comparable GAAP measure, is included in the financial data accompanying this press release.

Excluding the gain on sale of operating properties, net income per diluted share was $0.41 for the third quarter of 2003, a decrease of $0.09 or 18% over the same period in 2002.  Excluding the gain on sale of operating properties, net income per diluted share was $1.32 for the first nine months of 2003, a decrease of $0.18 or 12% over the same period in 2002.

In addition, net income in 2003 reflects the following items:

•

Effective July 1, 2002, we hired Bedford Acquisitions Inc.'s personnel.  This partially contributed to the increase in general and administrative expenses of $799,000 for the nine months ended September 30, 2003.

•

Beginning January 1, 2003, we adopted SFAS 148 on a modified prospective basis, expensing the fair value of all options granted subsequent to December 15, 1994 that remained unvested at January 1, 2003.  The impact of adopting SFAS 148 was an increase in compensation expense of $49,000 and $146,000 for the three and nine months ended September 30, 2003, respectively.  Under the modified prospective basis, prior quarters are not restated.

•

The adoption of SFAS 141, which requires the purchase price allocation and amortization of the origination value and fair market value of acquired leases associated with properties acquired after July 1, 2001, decreased revenue by $56,000 and $164,000 for the three months and nine months ended September 30, 2003, respectively.  We had no acquisitions from July 2001 through June 2002.  We did not allocate any purchase price to the fair market or origination value of acquired leases until the fourth quarter 2002.  Therefore, net income was not impacted by SFAS 141 in the first nine months of 2002.

Property Operations

As of September 30, 2003, our operating portfolio occupancy was 94%, a decrease of one percentage point from June 30, 2003.  During the third quarter of 2003, we renewed and released 376,872 square feet, or 78%, of the expiring footage.  The average change in rental rates (on a cash basis) in these new leases was a decrease of 28.5%.  This decrease was primarily attributable to a 49% decrease in the average rental rate of three renewals and one new lease, totaling 128,602 square feet, in the Silicon Valley.  If these four transactions were removed, the average change in rental rates (on a cash basis) would have been a decrease of 9%.

Property Disposition and Acquisition

In August 2003, we acquired 250,164 square feet of real estate, which consisted of a 151,830 square-foot bulk and R & D project in Tempe, Arizona for $7,805,000 and a 98,334 square-foot service center flex project in Las Vegas, Nevada for $10,955,000.  These properties are expected to generate an average cash yield in the first year of 9.1%.

No sales were completed during the third quarter of 2003.

Capital

In August 2003, we completed a private placement of $40,250,000 of our 8.75% Series A Cumulative Redeemable Preferred Stock.  Proceeds from the offering have been and will be used to finance acquisitions or development of properties and to repurchase our common stock.  On October 1, 2003, our board of directors declared an initial dividend totaling $685,000, which was paid on October 15, 2003 to the holders of the preferred stock.  This amount will be reflected in our fourth quarter 2003 financial statements.

Stock Repurchase

During the three and nine months ended September 30, 2003, we repurchased 280,100 and 387,029 shares of our common stock, respectively.  The average cost of the shares repurchased during these periods was $25.86 per share.  Since the inception of the repurchase program in November 1998, we have repurchased a total of 7,921,551 shares of our common stock at an average cost of $18.63 per share, which represents 35% of the shares of common stock outstanding at November 1998.

In January 2002, our board of directors increased the maximum size of the share repurchase program from 8 million to 10 million shares.

Company Information

We are a self-administered equity real estate investment trust that acquires, develops, owns and operates suburban office and industrial properties.  Currently we own and manage approximately 7.4 million square feet of commercial space located in California, Arizona, Washington, Colorado and Nevada. As of September 30, 2003, we had 473 tenants.

We are traded on the New York Stock Exchange and Pacific Exchange under the symbol “BED” and our website is www.bedfordproperty.com.

Investors, analysts and other interested parties are invited to join our quarterly conference call on Tuesday, October 21, 2003 at 8:00 a.m. PDT.  To participate, callers may dial (800) 283-1693 five minutes beforehand.  Investors also have the opportunity to listen to the conference call live on the Internet, at our website at www.bedfordproperty.com, under Investor Relations – Investor Overview, by clicking on the webcast icon.  A replay of the call is available for one week at (888) 266-2081 (Passcode #266358).

Please note:  This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent our current expectations and beliefs, including, among other things, our current expectations concerning the first year cash yield from the newly acquired property.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to be materially different from those expressed, expected or implied by the forward-looking statements.  The risks and uncertainties that could cause our actual results to differ from management’s estimates and expectations are contained in our filings with the Securities and Exchange Commission, including our 2002 Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and our Registration Statement on Form S-3 filed with the Commission on September 18, 2003.  We do not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.

-Financial Tables Follow-

***

BEDFORD PROPERTY INVESTORS, INC.

BALANCE SHEETS

AS OF SEPTEMBER 30, 2003 AND DECEMBER 31, 2002

(Unaudited; in thousands, except share and per share amounts)

	September 30, 2003	December 31, 2002

Assets:

Real estate investments:
Industrial buildings	$395,185	$372,105
Office buildings	340,138	336,472
Properties under development	-	2,864
Land held for development	13,936	13,747
	749,259	725,188
Less accumulated depreciation	76,533	62,562
Total real estate investments	672,726	662,626

Cash and cash equivalents	4,762	3,727
Other assets	28,081	27,978

	$705,569	$694,331

Liabilities and Stockholders’ Equity:

Bank loans payable	$ 82,195	$124,681
Mortgage loans payable	285,342	259,496
Accounts payable and accrued expenses	8,386	10,173
Dividends payable	8,305	8,222
Other liabilities	14,430	15,702

Total liabilities	398,658	418,274

Stockholders’ equity:

  Preferred stock, par value $0.01 per share; authorized

     49,195,000 shares; issued none

  Series A 8.75% Cumulative Redeemable Preferred stock,

     par value $0.01 per share; authorized and issued 805,000

     shares in 2003 and none in 2002; stated liquidation

     preference of $40,250

	- 39,042	- -
Common stock, par value $0.02 per share; authorized 50,000,000 shares; issued and outstanding 16,284,725
shares in 2003 and 16,443,664 shares in 2002	326	329
Additional paid-in capital	289,953	293,864
Deferred stock compensation	(5,735)	(4,622)
Accumulated dividends in excess of net income	(16,689)	(13,514)
Accumulated other comprehensive income	14	-

Total stockholders’ equity	306,911	276,057

	$705,569	$694,331

BEDFORD PROPERTY INVESTORS, INC.

STATEMENTS OF INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

(Unaudited; in thousands, except share and per share amounts)

	Three Months		Nine Months
	2003	2002	2003	2002
Property operations:
Rental income	$ 26,396	$ 25,655	$ 79,857	$ 73,782
Rental expenses:
Operating expenses	4,664	4,338	14,107	12,443
Real estate taxes	2,441	2,382	7,810	6,727
Depreciation and amortization	5,975	4,403	15,879	12,231

Income from property operations	13,316	14,532	42,061	42,381

General and administrative expenses	(1,373)	(1,478)	(4,308)	(3,509)
Interest income	22	66	94	151
Interest expense	(5,246)	(5,084)	(16,154)	(14,879)

Income from continuing operations	6,719	8,036	21,693	24,144

Discontinued operations:
Income from operating properties sold, net	-	223	-	749
Gain on sale of operating properties	-	1,777	-	3,575

Income from discontinued operations	-	2,000	-	4,324

Net income	6,719	10,036	21,693	28,468

Preferred dividends – Series A	-	-	-	-

Net income available to common shareholders	$ 6,719	$ 10,036	$ 21,693	$ 28,468

Income per common share - basic:
Income from continuing operations	$ 0.42	$ 0.49	$ 1.35	$ 1.48
Income from discontinued operations	-	0.12	-	0.27
Net income available to common shareholders	$ 0.42	$ 0.61	$ 1.35	$ 1.75

Weighted average number of shares – basic	16,007,170	16,327,406	16,070,459	16,258,442

Income per common share - diluted:
Income from continuing operations	$ 0.41	$ 0.48	$ 1.32	$ 1.45
Income from discontinued operations	-	0.12	-	0.26
Net income available to common shareholders	$ 0.41	$ 0.60	$ 1.32	$ 1.71

Weighted average number of shares – diluted	16,298,297	16,626,201	16,386,088	16,624,449

BEDFORD PROPERTY INVESTORS, INC.

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS

TO FUNDS FROM OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

 (Unaudited; in thousands, except share and per share amounts)

	Three Months		Nine Months
	2003	2002	2003	2002

Net income available to common shareholders	$ 6,719	$ 10,036	$ 21,693	$ 28,468
Adjustments:
Depreciation and amortization:
Continuing operations	5,975	4,403	15,879	12,231
Discontinued operations	-	-	-	445
Gain on sale of operating properties	-	(1,777)	-	(3,575)

Funds from Operations (FFO) (1)	$ 12,694	$ 12,662	$ 37,572	$ 37,569

FFO per share – diluted	$ 0.78	$ 0.76	$ 2.29	$ 2.26

Weighted average number of shares – diluted	16,298,297	16,626,201	16,386,088	16,624,449

(1)

Our management considers FFO to be one measure of the performance of an equity real estate investment trust (REIT).  Presentation of this information provides the reader with an additional measure to compare the performance of REITs.  FFO generally is defined by the National Association of Real Estate Investment Trusts as net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America), excluding extraordinary items such as gains (losses) from debt restructurings and sales of property, plus depreciation and amortization of assets related to real estate activities, and after adjustments for unconsolidated partnerships and joint ventures.  FFO as set forth in the table above has been computed in accordance with this definition.  FFO does not represent cash generated by operating activities in accordance with accounting principles generally accepted in the United States of America; it is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (loss) as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.  Further, FFO as disclosed by other REITs may not be comparable to our presentation.